UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Suffolk Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 20, 2012

To Shareholders of Suffolk Bancorp:

Notice is hereby given that the annual meeting of shareholders of Suffolk Bancorp, a New York corporation (the “Company”), will be held at The Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York, on Tuesday, May 29, 2012 at 10:00 A.M. for the purpose of considering and voting upon the following matters:

1.	The election of three directors to hold office for three years and one director to hold office for two years, until their successors shall have been duly elected and qualified.

2.	The advisory resolution to approve our executive compensation in 2011.

3.	The ratification of the Board of Directors’ selection of the independent registered public accounting firm for the year ending December 31, 2012.

4.	Any other business which may be properly brought before the meeting or any adjournment thereof.

By Order of the Board of Directors

DOUGLAS IAN SHAW

Senior Vice President & Corporate Secretary

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS QUICKLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, OR BY SUBMITTING A LATER PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

THIS PAGE LEFT BLANK INTENTIONALLY.

4 West Second Street, P.O. Box 9000

Riverhead, New York 11901

(631) 208-2400

www.suffolkbancorp.com

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

May 29, 2012

Item 1.	Date, Time and Place Information

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Suffolk Bancorp, a New York corporation (the “Company”), of proxies to be voted at the annual meeting of shareholders to be held at 10:00 A.M. on Tuesday, May 29, 2012 at The Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York 11901. This proxy statement and the form of proxy are first being sent to shareholders on April 20, 2012.

Item 2.	Revocability of Proxy

Any shareholder executing a proxy that is solicited in this statement has the power to revoke it by giving written notice to the Secretary of the Company at any time prior to the exercise of the proxy. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices at Suffolk Bancorp, 4 West Second Street, P.O. Box 9000, Riverhead, New York 11901, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Persons whose shares are held for their benefit by a bank, broker, or other third-party are reminded that they must obtain a legal proxy from that third-party in order to revoke prior proxies submitted through that third-party, or to vote those shares at the meeting of shareholders, and must present that legal proxy to the Inspector of Election prior to exercising that proxy.

Item 3.

Not applicable.

Item 4.	Persons Making the Solicitation

The Company will bear all costs of soliciting proxies. Proxies will be solicited by mail and may also be solicited by directors, officers, and employees of the Company, as well as those of The Suffolk County National Bank (the “Bank”), which is a wholly-owned subsidiary of the Company. Such solicitation may be done personally, or by telephone or electronically, but such directors, officers, and employees will receive no additional compensation for these services. Copies of proxy material will be furnished to brokerage houses, fiduciaries, and custodians to be forwarded to the beneficial owners of the Company’s common stock. In addition, the Company has agreed to pay Georgeson Inc. $7,000, plus expenses, to assist the Company in soliciting proxies and providing information to shareholders in connection with the annual meeting.

Item 5.

Not applicable.

Item 6.	Voting Securities and Principal Holders Thereof

As of April 16, 2012, there were 9,726,814 shares of common stock, $2.50 par value, of the Company outstanding. Only shareholders of record at the close of business on April 16, 2012 are entitled to notice of and to vote at the annual meeting.

Each shareholder of record on that date is entitled to one vote for each share held. Shareholders do not have cumulative voting rights in the election of directors.

To the best of the knowledge of the Company, the following table presents the total number of shares and percent beneficially owned by shareholders who own more than 5 percent of the Company’s common stock as of April 16, 2012:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class (a)
Common Stock	Wellington Management Co. LLP (b)	945,394	9.72%
	280 Congress Street
	Boston, Massachusetts 02210

Common Stock	BlackRock Inc. (c)	653,315	6.72%
	40 East 52nd Street
	New York, NY 10022

Common Stock	Vanguard Group Inc. (d)	549,255	5.65%
	P. O. Box 2600 V26
	Valley Forge, Pennsylvania 19482

(a)	There were 9,726,814 shares of common stock outstanding as of April 16, 2012. The “Percent of class” for each of the persons in the table was calculated by using the disclosed number of beneficially owned shares as the numerator and the number of the Company’s outstanding common shares as of April 16, 2012 as the denominator.

(b)	Based on Schedule 13G filed with the Securities and Exchange Commission as of February 14, 2012.

(c)	Based on Schedule 13G filed with the Securities and Exchange Commission as of February 13, 2012.

(d)	Based on Schedule 13G filed with the Securities and Exchange Commission as of February 8, 2012.

The following table details security ownership of management as of April 16, 2012:

SECURITY OWNERSHIP OF MANAGEMENT

(1) Title of class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership (2)	(4) Percent of class
Common Stock	Nominees for a term of three years:
	Steven M. Cohen	—	0.00%
	James E. Danowski	23,370	0.24%
	Terence X. Meyer	3,721	0.04%
	Nominees for a term of two years:
	Howard C. Bluver	—	0.00%
	Directors Continuing In Office:
	Joseph A. Gaviola	5,175	0.05%
	Edgar F. Goodale	97,890	1.00%
	David A. Kandell	19,197	0.20%
	Susan V. B. O’Shea	23,053	0.24%
	John D. Stark Jr.	33,682	0.35%
	Named Executive Officers
	Frank D. Filipo (1)	21,124	0.22%
	Brian K. Finneran	—	0.00%
	Karen A. Hamilton	—	0.00%
	Michael R. Orsino	—	0.00%

	Directors and Executive Officers as a Group (13 people) (1)	227,212	2.33%

(1)	Includes exercisable options to purchase 16,500 shares as detailed in “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” included under Item 8 below.

(2)

There are no shares with respect to which such persons have the right to acquire beneficial ownership other than as provided for in “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” included under Item 8 below.

Item 7.	Directors and Executive Officers

Election of Directors and Information With Respect To Directors and Officers

(Item 1 on Proxy Card)

The first item to be acted upon at the meeting of shareholders is the election of three directors to hold office for three years, and one director to hold office for two years, until their successors shall have been duly elected and qualified. The By-Laws of the Company provide that the total number of directors may be fixed by resolution of the Board of Directors. The Board has fixed the number of directors at nine. The By-Laws further provide that the directors shall be divided into three classes, as nearly equal as possible, with terms of office of each class expiring at the end of consecutive years.

Each of the four nominees has consented to being named in this proxy statement and to serve if elected, and the Board of Directors knows of no reason to believe that any nominee will decline or be unable to serve, if elected. The other six members of the Board of Directors, who are listed below, are currently expected to continue to serve on the Board until their respective terms expire.

Following is information about the nominees for directors to be elected at this annual meeting of shareholders and the directors of the Company whose terms of office continue after this annual meeting of shareholders of the Company:

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

Name (1)	Age at April 16, 2012	Position and Offices With Company	Business Experience During Past 5 Years (2)	Served as Director Since	Present Term Expires (3)
Nominees for a term of three years:

James E. Danowski	56	Director	C.P.A., Partner; Cullen & Danowski, LLP (accounting firm)	2002	2012

Steven M. Cohen	64	Director	Principal, Baywood Consulting Group (operational and technology consulting services)	n/a	n/a

Terence X. Meyer	55	Director	Managing Partner; Meyer, Meyer & Keneally Esqs. LLP (attorneys)	1999	2012

Nominee for a term of two years:

Howard C. Bluver	56	Director, President & Chief Executive Officer	President & CEO, Suffolk Bancorp; President JDS Financial Group (financial-institution advisory firm)	2011	2012

Directors Continuing In Office:

Joseph A. Gaviola	56	Director, Vice Chairman	Principal; Gaviola’s Montauk Market, Chris-Nic Properties (retail, commercial and residential real estate)	2004	2014

John D. Stark Jr.	49	Director	Vice President; Foxwood Corporation (manufactured housing)	2007	2014

Edgar F. Goodale	58	Director, Chairman	President; Riverhead Building Supply Corp.	1989	2013

David A. Kandell	58	Director	C. P. A., Managing Partner; Kandell, Farnworth, & Pubins, C.P.A.’s (accounting firm)	2003	2013

Susan V. B. O’Shea	63	Director	Managing Partner; O’Shea Properties (multi-tenant commercial real estate)	2000	2013

(1)

All of the nominees and all of the directors continuing in office are or will also become directors of the Bank. Of the nominees and directors continuing in office, only Howard C. Bluver has been an executive officer of the Company in the last fiscal year.

(2)

The business experience of each director during the past five years was typical of a person engaged in the principal occupations listed for that period. Each of the directors has held the same or another similar position with the same employer during the past five years.

(3)	The policy of the Board of Directors of Suffolk Bancorp is that directors shall retire at the end of the term of service during which they attain 72 years of age.

The Board of Directors recommends a vote FOR the election of Suffolk’s nominees for director.

Directors’ Qualifications

Mr. Cohen is currently the Founder and Principal of Baywood Consulting Group, providing operational and technology consulting services to public and private businesses nationally since 2005. He served as the Acting Chief Information Officer at the Bank for a period of 18 months, from May 2010 through December 2011, interacting with all levels of management and the Board regularly. Prior to establishing his consulting business, he worked in the financial services industry for numerous large banks, including M&T, Citibank and Irving Trust. His positions ranged from Applications Manager up to and including Chief Information Officer, Executive Vice President. In an industry highly reliant on information technology, his long experience in both the industry and the field will provide the Board with perspective on technical issues.

Mr. Danowski is a Certified Public Accountant with more than 30 years’ experience, and is a partner in an accounting firm with a diversified base of clientele in the area the Company serves. These qualifications and experience suit him to his position as a member and former Chairperson of the Audit Committee, and the large numbers of business and political contacts he has developed through his professional activities have provided him with considerable insight into Long Island’s economy and regulatory environment.

Mr. Meyer has significant financial and legal experience with regard to banks. He started his career as a Certified Public Accountant auditing banks. He moved on to practice law, and is a partner in a firm with a significant practice representing financial institutions, both locally and nationally. He is also a private investor, both domestically and internationally. His experience has qualified him to understand financial institutions, and to develop a wide network of contacts which he has been able to use for the Company’s benefit.

Mr. Bluver has served as President and Chief Executive Officer of the Company and the Bank since December 2011. From June 2011 to December 2011, Mr. Bluver provided consulting services to the Company and the Bank. Prior to that time, Mr. Bluver was the founder and President of JDS Financial Group, LLC, a consulting firm, which served the regulatory, transactional, risk management, corporate governance, due diligence and operational needs of the commercial banking, thrift, mortgage and investment banking sectors from 2005 to 2011. From 1994 until 2005, Mr. Bluver was Executive Vice President, General Counsel, and Chief Enterprise Risk Officer at GreenPoint Bank and GreenPoint Financial Corp., New York, New York. Prior to that, he was Deputy Chief Counsel, United States Office of Thrift Supervision, Washington, D.C. from 1987 to 1994. He started his career at the Securities and Exchange Commission in Washington, D.C., finishing as Chief of the branch in the Division of Corporation Finance that covered financial institutions. Since 2005, he has also been a member of the Board of Directors of the Bank of Georgetown in Washington D.C., as well as a member of that institution’s Audit Committee and Strategic Planning Committee. As President and Chief Executive Officer of the Company and the Bank, and by virtue of his 30-year career in the banking industry as both a participant and regulator, Mr. Bluver is able to provide valuable perspective on Suffolk’s current position and future strategy.

Mr. Gaviola owns several established and ongoing small businesses on Eastern Long Island, having built them up over a span of more than 20 years. He is active in municipal government: in planning on an ongoing basis and in financial oversight on an ad hoc basis. Additionally he serves on the boards of various charitable organizations. These experiences provide him with a particular understanding of one of Suffolk’s key markets.

Mr. Stark was educated as an engineer, and is currently a principal of one of the largest manufactured-home community development and management companies in the Company’s primary market area. A lifelong resident of eastern Long Island, he brings a thorough knowledge of the local economy as well as an analytical understanding of business problems to influence his advice to his colleagues on the Board.

Mr. Goodale has extensive experience in retailing to the professional building trades, real estate development, corporate structure, and has a working knowledge of financial markets. He is President of one of Long Island’s largest building supply companies, which has grown steadily, both through organic development and through a series of acquisitions. These experiences provide him with a strategic overview of Long Island’s economy and business expansion.

Mr. Kandell has more than 30 years of experience as a Certified Public Accountant: in a large, national, public accounting firm; as the operations manager of a growing CPA firm; and now as a partner in a firm with a clientele of the same sort of small businesses that are a key part of the Company’s business. This experience in the analysis of his clients’ financial data has provided him with significant insight into the small-business community across a number of industries and professions.

Ms. O’Shea has more than 30 years of experience as a principal and manager of a portfolio of commercial real estate on Long Island, New York, as well as a retail hardware business. Many of the tenants of the commercial properties are also customers of the Company’s subsidiary bank, which along with the management of the properties, provide her with insight into the local economy in the Company’s market area, as well as perspective on a major element of the Company’s loan portfolio.

Following is information concerning the experience of the five executive officers of Suffolk Bancorp:

EXECUTIVE OFFICERS’ EXPERIENCE

Name	Age	Position	Dates	Business Experience during past 5 years
Howard C. Bluver	56	President, Chief Executive	Dec-11 - Present	President, CEO, and Director, Suffolk Bancorp
		Officer	Dec-11 - Present	President, CEO, and Director, SCNB
			2005 - 2011	President, JDS Financial Group, LLC (financial-institution advisory firm)
			1994 - 2005	EVP, General Counsel, Chief Enterprise Risk Officer,
Greenpoint Financial Corp
Employed by Suffolk since December 2011.

Brian K. Finneran	54	Executive Vice President,	Feb-12 - Present	EVP and Chief Financial Officer, Suffolk Bancorp
		Chief Financial Officer	Feb-12 - Present	EVP and Chief Financial Officer, SCNB
			1997 - 2012	EVP and Chief Financial Officer, State Bancorp, Inc.
Employed by Suffolk since February 2012.

Frank D. Filipo	60	Executive Vice President,	Mar-03 - Present	EVP, Suffolk Bancorp
		Operating Officer	Mar-11 - Present	EVP, Operating Officer, SCNB
			Feb-10 - Mar-11	EVP, Chief Retail Officer, SCNB
			Mar-03 - Feb-10	EVP, SCNB
			Sep-01 - Mar-03	SVP, Commercial Loans, SCNB
Employed by Suffolk from April 1994 to
September 1996 and since September 2001.

Karen A. Hamilton	58	Executive Vice President,	May-11 - Present	EVP, Suffolk Bancorp
		Chief Credit Officer	Mar-12 - Present	EVP and Chief Credit Officer, SCNB
			May-11 - Mar-12	EVP and Chief Lending Officer, SCNB
			2009 - 2011	Senior Manager - Commercial Lending, Loan Workout & Portfolio Review, Astoria Federal
			2003 - 2009	SVP Regional Credit Administrator, JP Morgan Chase Employed by Suffolk since May 2011.

Michael R. Orsino	61	Executive Vice President,	Mar-12 - Present	EVP, Suffolk Bancorp
		Chief Lending Officer	Mar-12 - Present	EVP and Chief Lending Officer, SCNB
			2007 - 2011	President Hudson Valley/Metro NY district - KeyBank
			2005 - 2007	President Capital Region district - KeyBank
Employed by Suffolk since March 2012

No officers or directors serve as directors of any other publicly held company.

Board Leadership Structure and Role in Risk Oversight

The Company currently has separate individuals serving in the roles of Chairman of the Board of Directors and Chief Executive Officer of the Company. The Board of Directors currently believes that separating the two positions enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s independence from management. However, the Board of Directors believes that Board governance requires a dynamic approach and may determine in the future that the same individual should serve in the role of Chief Executive Officer and Chairman of the Board.

The Board of Directors delegates risk oversight to the Audit Committee, which reviews, considers and addresses risk management issues and concerns. The Audit Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com.

Transactions with Directors, Executive Officers, and Associates

Some of the nominees, directors continuing in office, and executive officers of the Company, as well as members of their immediate families and the corporations, organizations, trusts, and other entities with which they are associated, are also customers of the Bank in the ordinary course of business. They may also have taken loans from the Bank of $60,000 or more. It is anticipated that these people and their associates will continue to be customers of, and indebted to, the Bank in the future. All such loans, however, were made in the ordinary course of business, did not involve more than normal risk of collectibility, or present other unfavorable features. They were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons, including interest rates and collateral. All such loans are reviewed and approved by the full Board of Directors of the Bank as soon as practicable after they are made. At present, none of these loans to nominees, directors, executive officers, or their associates is non-performing.

Other than normal relationships as customers or by virtue of position or ownership in the Company, none of the directors or officers of the Company or their associates now maintains, or has maintained, any significant business or personal relationship with the Company or the Bank during 2011.

Filing of S.E.C. Reports—Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires executive officers, directors, and persons who beneficially own more than 10 percent of the stock of the Company to file initial reports of ownership and reports of changes in ownership. Such persons are also required by S.E.C. regulations to furnish the Company with copies of these reports. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 2011 its executive officers, directors, and beneficial owners of more than 10 percent of the stock complied with all applicable filing requirements of Section 16(a) except as follows: as a matter of administrative oversight, the Initial Statement of Beneficial Ownership of Securities on Form 3 for Karen A. Hamilton was not filed within ten days of the date when she assumed her executive position with the subsidiary bank on May 16, 2011, but was filed immediately on September 12, 2011 when this oversight was discovered. There was no change in her beneficial ownership of shares of the Company during this period.

Committees

The Boards of both the Company and the Bank have standing Audit, Nominating and Governance, and Compensation Committees, composed as follows:

COMMITTEE MEMBERSHIP

Audit	Nominating and Governance	Compensation
David A. Kandell, Chair	Edgar F. Goodale, Chair	James E. Danowski, Chair
James E. Danowski	James E. Danowski	Edgar F. Goodale
Joseph A. Gaviola	David A. Kandell	Susan V. B. O’Shea

The Audit Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com. It performs the functions described below under “Report of the Audit Committee.” The Board has determined that all of the members of the Audit Committee are independent under the applicable listing standards of NASDAQ. The Board has also determined that Messrs. Danowski and Kandell are “audit committee financial experts,” and have the requisite financial and accounting expertise and knowledge regarding the Company’s financial reporting process and internal controls. None of the members of the committee serve on more than three audit committees, including that of the Company. The Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Nominating and Governance Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com. It is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company; (3) lead the Board in its annual review of the Board’s performance; and (4) recommend to the Board nominees for each committee. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent” as required by the applicable listing standards of NASDAQ. The Committee operates pursuant to a Charter that was last reaffirmed by the Board on February 27, 2012.

The Compensation Committee does not operate under a formal charter. It reviews salaries, benefits, and employment policies of the Company and the Bank at least annually, and makes recommendations to the Board. The Board of Directors, in its business judgment, has determined that all members of the Compensation Committee are “independent” as required by the applicable listing standards of NASDAQ.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent” as required by, and meet the experience requirements of, the applicable listing standards of NASDAQ. The Committee operates pursuant to a Charter whose adequacy is reviewed and reassessed by the Committee on an annual basis, and was amended and restated by the Board on August 31, 2011. As set forth in the Charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements; the Company’s accounting and financial reporting principles; and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements and related controls, procedures, compliance, and other matters with management and the independent auditors. These discussions included those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has (1) also received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect; (2) received written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation, internal audit, and any other services provided by the auditors; (3) considered whether the provision of those services by the independent auditors to the Company is compatible with maintaining the auditors’ independence; and (4) discussed with the auditors the auditors’ independence.

Based upon the reports and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which have been filed with the Securities and Exchange Commission.

Submitted by: David A. Kandell, Chairperson of the Committee; James E. Danowski; Joseph A. Gaviola.

The information contained in the Audit Committee Report is not deemed filed for purposes of the Exchange Act, shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The key roles, among others, of the Nominating and Governance Committee are to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the corporate governance guidelines applicable to the Company. The Committee assesses the independence of both current and prospective directors with reference to the applicable listing requirements of NASDAQ under Rule 4200 which requires that directors’ relationships with the Company not be material as defined in the rule. On recommendation by the Committee, the Board of Directors has determined the independence of each of the Company’s directors, nominated or continuing in office, as follows:

INDEPENDENCE OF DIRECTORS

Name	Independent	Name	Independent
Howard C. Bluver	no	David A. Kandell	yes
Steven M. Cohen	no	Terence X. Meyer	no
James E. Danowski	yes	Susan V. B. O’Shea	yes
Joseph A. Gaviola, Vice Chairman	yes	John D. Stark Jr.	yes
Edgar F. Goodale, Chairman	yes

The Board of Directors has chosen to conduct its executive sessions, which include only directors deemed to be independent, at least two times annually, chaired by a lead director.

The primary business of the Company is the operation of the Bank. The directors of the Company met 15 times during the fiscal year ended December 31, 2011; the Audit Committee met 5 times; the Compensation Committee met 2 times; and the Nominating and Governance Committee met 1 time during 2011. The Board of the Bank met 13 times. No director currently serving attended fewer than 75 percent of the meetings of the Board of the Company and its committees, or of the Bank and its committees.

The Nominating and Governance Committee has a policy to encourage shareholders, as well as directors, employees, and other stakeholders in the Company to submit candidates for the Committee’s consideration. Submissions may be made at any time in writing, but to be considered by the Committee for nomination at the 2013 annual meeting should be submitted by December 11, 2012, to:

The Chair of the Nominating and Governance Committee

c/o Corporate Secretary

Suffolk Bancorp

4 West Second Street

P.O. Box 9000

Riverhead, New York 11901

The Committee makes no representation that it will recommend to the Board of Directors a candidate as a nominee, but will consider all individuals whose names are submitted. All candidates for nominee, regardless of the source of submission, will be evaluated under the same criteria. Accordingly, candidates for director of Suffolk Bancorp and the Bank should be at minimum:

•	Growing in prominence or already prominent, respected, with good contacts in the communities the Company serves.

•	Experienced and successful in business, finance, or administration.

•	Familiar with fiduciary responsibility, and with an unblemished reputation for integrity.

The members of the Nominating and Governance Committee consider the professional experience, education, independence and other diverse factors in the director nomination process; however, the Nominating and Governance Committee does not have any formal policy regarding the diversity of the Board.

At present, the Committee does not use third parties to help identify nominees for the Board of Directors, although it reserves the right to do so in the future. Candidates for nominee may be suggested by the Directors, members of management, other employees, shareholders, customers, or members of the communities the Company serves.

Shareholders are encouraged to communicate with the Board of Directors whenever they believe it is important to do so. Communications should be designated on the outside of the envelope in which they are sent as being intended for the full Board of Directors or for the sole consideration of Directors who are not also part of management, and can be sent to the Board as follows:

The Board of Directors (or Non-management Directors)

c/o Corporate Secretary

Suffolk Bancorp

4 West Second Street

P.O. Box 9000

Riverhead, New York 11901

All such communications from bona-fide shareholders will be forwarded to the designated directors upon the sender’s confirmation as a shareholder.

The Board of Directors expects that directors shall attend a minimum of 75 percent of the regular and special meetings of the Board, unless granted leave for illness or personal reasons, and directors are strongly encouraged to attend the annual meeting of shareholders. All directors then serving attended the most recent annual meeting of the shareholders held on April 12, 2011.

Shareholder proposals to be considered at an annual meeting must be submitted in a timely fashion. Shareholder proposals pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy statement for the 2013 annual meeting of the shareholders must be received by the Company at its principal executive offices no later than December 21, 2012. Any such proposals, as well as any questions about them, should be directed to the Secretary of the Company. Shareholder proposals for the 2013 annual meeting of shareholders submitted outside of the processes of the Securities and Exchange Commission’s Rule 14a-8 must be, and will be considered untimely unless they are, (a) in the case of nominations for election to the Board of Directors, delivered or mailed to the President of the Company not less than 14 nor more than 50 days prior to the date of the 2013 annual meeting (or no later than the close of business on the seventh day following the date on which notice of the meeting is mailed, if less than 21 days’ notice of the 2013 annual meeting is given to shareholders), or (b) in the case of shareholder proposals concerning business other than nominations for election to the Board of Directors, received by the Company at its principal offices, directed to: Corporate Secretary, no later than January 17, 2013 or, if the date of the 2013 annual meeting is more than 30 days earlier or later than May 29th, a reasonable time before the Company mails its proxy materials for the 2013 annual meeting.

Submitted by: Edgar F. Goodale, Chairperson of the Committee; James E. Danowski; David A. Kandell

Item 8.	Compensation of Directors and Executive Officers

REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

No person served as a member of the Compensation Committee of the Company’s board of directors during the last completed fiscal year, who:

A.	Was, during the fiscal year, an officer or employee of the registrant;

B.	Was formerly an officer of the registrant; or

C.	Had any relationship requiring disclosure by the registrant under any paragraph of Item 404 or Regulation S-K.

Overview

This Compensation Discussion and Analysis explains the Company’s compensation philosophy, policies and practices with respect to the following individuals included in the Summary Compensation Table on page 20, referred to collectively as the “named executive officers.”

•	Howard C. Bluver; Director, President and Chief Executive Officer

•	Frank D. Filipo; Executive Vice President and Operating Officer

•	Karen A. Hamilton; Executive Vice President and Chief Lending Officer

•	J. Gordon Huszagh; Former Director, President and Chief Executive Officer and Acting Principal Financial Officer

•	Stacey L. Moran; Former Executive Vice President and Chief Financial Officer

In addition to the Compensation Discussion and Analysis, the compensation and benefits provided to our named executive officers in 2011 are set forth in detail in the Summary Compensation Table (which, as required by SEC regulations, may also detail compensation and benefits provided in 2010 and 2009) and other tables that follow this analysis, as well as in the footnotes and narrative material that accompany those tables.

Executive Summary

The following section provides a summary of our 2011 business performance and key organizational changes, resulting management and compensation decisions, shareholder friendly pay practices, and results of our first annual “say-on-pay” vote.

Business Performance and Outlook

2011 was a challenging year for Suffolk Bancorp. While the final three quarters of 2011 were profitable, we ended the year with a loss of $(0.01) per share. There were many challenges, and some of them were substantial, including a stagnant economy, a decline in the quality of our assets, and the attendant provisions and charge-offs. We also had to restate our financial statements for the third and fourth quarters of 2010 to properly recognize the timing of those provisions and charge-offs, and this resulted in delays in filing financial reports. We remediated the controls and staffing that contributed to these difficulties, and rebuilt the management team in the face of key resignations and retirements. Finally, these many factors had a significant effect on the price of Suffolk’s stock.

Even in the face of these challenges, however, Suffolk Bancorp emerged from 2011 with its unique and valuable franchise intact, strong and resilient. We still have ample capital that exceeds all regulatory requirements. We have the ability to rely almost entirely on core deposits to fund our operations, and a particularly low cost of funding owing to a high proportion of demand deposits that speak to the quality of our relationships with our customers and to the service we were able to provide throughout the year. Further, we have the opportunities that still remain with a footprint that encompasses all of Suffolk County, a market of 1.5 million people of diverse occupations and businesses in a region that could well flourish as the economy improves in the years ahead.

Company Initiatives and Organizational Changes

As a result of performance- and retirement-related attrition, we effectuated key management changes throughout the 2011 year and into 2012. Robert C. Dick, our Executive Vice President and Chief Lending Officer was replaced by Karen A. Hamilton, who joined us in May of 2011. On June 13, 2011, we announced that Stacey L. Moran, the Company’s Executive Vice President and Chief Financial Officer would be leaving the Company. Her role as principal financial officer was filled by J. Gordon Huszagh and an outside financial consultant on an interim basis and was later succeeded by Brian K. Finneran who joined us as Executive Vice President and Chief Financial Officer in February of 2012. Frank D. Filipo, Executive Vice President, Retail Banking was promoted to Operating Officer, which resulted in additional oversight of our information technology, operations, facilities, marketing, and security functions. The Company also transitioned to a new President and Chief Executive Officer. On December 30, 2011, the Company announced that Mr. Huszagh would be stepping down as President and CEO and Mr. Bluver was announced as his successor at that time.

Resulting Compensation Actions and Awards

The performance of the Bank in 2011, as well as the significant changes to the management team, resulted in a unique year for Suffolk Bancorp from an executive compensation standpoint. We entered into employment arrangements with our new executives in 2011, including the President and Chief Executive Officer and Executive Vice President and Chief Lending Officer. The details of these employment arrangements are summarized on pages 17 and 18. We also entered into a Separation Agreement with our former President and Chief Executive Officer, which is summarized on page 18.

In addition to these new employment arrangements, we did provide for merit increases for the named executive officers who were employed during the 2011 merit salary increase cycle. These increases averaged 2.4 percent, which was below the overall employee merit increase pool and were provided to keep pace with the competitive market in which we operate. Mr. Filipo’s salary was further increased in late 2011 to reflect his promotion and the Company’s desire to keep pace with the market for his role.

The Company paid bonuses to select named executive officers for 2011, either in the form of a guaranteed bonus negotiated in connection with the hiring of our new named executive officers, or for 2011 performance where warranted. Both Mr. Bluver and Ms. Hamilton received guaranteed cash bonus payments in 2012 with respect to service in 2011 as a result of contractual obligations. Mr. Filipo received a cash bonus for performance in 2011, based on our results in retail banking and his tremendous contributions to the Company during the management transitions.

Overall, the Company’s compensation actions and awards were responsive to the environment we were operating in during 2011. Certain actions were required in order to induce seasoned, talented executives to join our organization, such as guaranteed cash bonuses for one year or stock option awards in certain cases. We provided modest salary increases for those named executive officers who were eligible to participate in our annual merit increase cycle. Only one named executive received a performance-based bonus for 2011, which we felt was warranted given his significant contributions during this difficult time. We also continue to evolve our compensation program and practices to reflect our philosophy, competitive market practice, and strong corporate governance protocols, as evidenced below.

Shareholder Friendly Programs and Designs

Suffolk Bancorp has many shareholder friendly executive compensation programs, practices and protocols, including, but not limited to, the following:

•	The Compensation Committee is comprised entirely of independent members, and the Compensation Committee engaged their own independent compensation consultant, Pearl Meyer & Partners, in 2011.

•

The Company employs reasonable benchmarking practices, including the use of a size-appropriate, industry group of peer comparators and size-adjusted survey data, as disclosed under “Role of Market Data/External Comparisons” on page 13.

•	The Company has “double trigger” treatment on all cash severance as it relates to a change of control.

•	No tax gross-ups are provided by the Company to our named executive officers with respect to “golden parachute” compensation.

•	The Company does not have a history of re-pricing equity incentive awards.

•	The Company has adopted claw-back policies with respect to its incentive compensation plans.

•	The Company attempts to balance both short- and long-term incentives to effectively align our pay with annual operating results and long-term business success.

•	There are no supplemental executive retirement plans established for the exclusive benefit of the named executive officers.

Say-on-Pay Results from 2011

At our most recent annual shareholder’s meeting in April of 2011, we held a non-binding advisory stockholder vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Our shareholders overwhelmingly voted in favor of our proposal. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our shareholders expressed for our current pay programs. As a result, the Compensation Committee retained our general approach to executive compensation in 2011. We did, however, engage Pearl Meyer & Partners to provide us with independent counsel on our existing programs and, as appropriate, recommend changes to our 2012 program.

With regard to the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation, our shareholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered by the Board of Directors, the Board of Directors determined that we will hold annual non-binding advisory votes on executive compensation until at least the next required vote on the frequency of the non-binding advisory vote on executive compensation.

Named Executive Officer Compensation Philosophy and Objectives

Suffolk Bancorp’s overarching compensation philosophy is to pay for performance in a risk-appropriate fashion. The key objectives of the Company’s compensation programs are to attract and retain qualified, talented individuals to fill key positions and to compensate our named executive officers at fair and competitive levels in order to encourage them to work to increase the net worth of the Company, and ultimately shareholder value.

We accomplish these objectives through the following means:

•	Provide competitive pay opportunities, with actual pay outcomes highly dependent on company performance.

•	Balance fixed and variable compensation by providing a competitive salary and benefits package, as well as meaningful variable cash and equity compensation.

•	Balance short- and long-term compensation through annual cash bonuses based on performance and contribution, as well as stock option awards where appropriate.

How We Make Decisions Regarding Named Executive Officer Compensation

The Compensation Committee, management, and the Compensation Committee’s independent compensation consultant all play a significant role in the determination of executive compensation programs, practices, and levels. Actual roles are developed to align with governance best practices. In addition to the parties involved in the process, data and analyses in the form of competitive benchmarking and internal studies are used as decision-making tools regarding compensation. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee

The Company’s Compensation Committee includes James E. Danowski, Chairperson; Edgar F. Goodale; and Susan V.B. O’Shea, each of whom is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee determines and approves the salaries, bonuses, stock option awards, benefits, and employment policies of the Company as they relate to the named executive officers.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Company. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the named executive officers is evaluated by the Chief Executive Officer. The Compensation Committee reviews performance of the named executive officers on an annual basis and examines each named executive officer’s base salary, incentive bonus, and stock option awards at such time. Further information concerning these determinations is described in the following sections.

Role of Management

Key members of the Company’s management attend Compensation Committee meetings at the Compensation Committee’s discretion to provide information and their perspective about executive compensation policies and programs. Management’s participation plays an important part in the development and continuation of benefit plans, and in determining appropriate levels of compensation. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed decisions with respect to compensation matters that affect the Company’s operations and shareholder returns. Finally, the Company’s President and Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of a Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant

While the Compensation Committee has overall responsibility for establishing the policies, programs, and levels of executive compensation, the Compensation Committee in select cases utilizes outside compensation experts. For 2011, the Compensation Committee engaged Pearl Meyer & Partners to perform an overall review of executive and non-employee director compensation opportunities, as well as to design an annual executive incentive program for 2012. In their role as the Company’s outside advisor, the compensation consultant also responds to questions from the Compensation Committee. The compensation consultant reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairperson of the Compensation Committee.

Management also retained Comp-Unications during 2011 to assist in reviewing salary levels for named executive officers and other Company employees to ensure market competitiveness. This information was provided to the Compensation Committee.

Role of Market Data/External Comparisons

In addition to many other factors considered by the Compensation Committee, the Company takes into account the compensation practices of comparable companies in formulating the compensation program. The Company makes comparisons to compensation at peer companies at least annually, including information regarding regional banking organizations.

For 2011, the Company considered the compensation practices at the following peer companies in setting compensation for its named executive officers:

•	Arrow Financial Corp.

•	Bridge Bancorp Inc.

•	Canandaigua National Corp.

•	First of Long Island Corp.

•	Hudson Valley Holding Corp.

•	State Bancorp, Inc.

•	Sterling Bancorp

•	Tompkins Financial Corp.

The Company also participates in comparison surveys conducted by independent firms that provide additional summary compensation data in return for the Company’s participation. During 2011, the Company participated on a paid basis in the New York Bankers Association survey conducted by Pearl Meyer & Partners; the Wage-link survey of the New York Metropolitan Banking Group; and the Compensation Data Survey for the New York Metropolitan area.

In addition, on a periodic basis but at least annually, the Board of Directors compares the Company’s operating results and market performance to the commercial banking industry as a whole, all banking companies in the New York metropolitan area, all banking companies of similar size nationwide, and selected regional competitors. The Compensation Committee uses this information to evaluate the reasonableness of its compensation to named executive officers.

The Compensation Committee does not apply benchmarking information in a formulaic manner to determine the compensation of its named executive officers. Rather, the peer group and survey information represents one of several factors that the Compensation Committee considers in its qualitative approach to making compensation decisions. Total compensation ranks in the 50th percentile of the peer group.

Compensation Program Elements

The Compensation Committee endeavors to achieve a balance between short- and long-term compensation and uses a mix of cash and equity to compensate its executives. Elements of compensation include base salary; cash bonus; stock options; and participation in a defined benefit pension plan as well as a voluntary, defined contribution plan, with respect to which the Company provides partial matching contributions. The Compensation Committee evaluates each element of compensation to align with the overall compensation philosophy and strategy.

Element	Purpose	Performance Orientation
Base Salary	Provides competitive, fixed compensation to attract and retain qualified, talented executives.	Adjustments to base salary reflect the individual’s overall performance, as well as contribution to the Company.

Annual Cash Bonuses	Encourage and reward annual financial, operational and strategic successes at the Bank.	The entire bonus is performance-based in nature, applied based on Compensation Committee discretion.

Stock Options	Encourage named executive officers to focus on the long-term performance of the Company; link a named executive officer’s incentives to stockholders’ interests in increasing stockholder value.	The potential appreciation in our stock price above the exercise price for stock options motivates our named executive officers to build stockholder value as the individual only realizes value from the stock option if the stock price appreciates.

Retirement Benefits	Bolster retention of employees, including our named executive officers, by rewarding tenure of service to the Company by providing a source of income upon retirement.	Not intended to be performance-based.

Executive Perquisites	Provide a competitive total compensation arrangement.	Not intended to be performance-based.

Severance; Change of Control Employment Agreements	Attract and retain qualified named executive officers; change of control agreements provide an incentive for the Company’s named executive officers to continue to help successfully execute a change of control transaction.	Not intended to be performance-based.

Base Salary

Base salary represents the annual salary paid to each named executive officer. In order to determine an individual’s base salary, the Compensation Committee uses salary ranges which are based on the nature of the position. The Compensation Committee determines these ranges based upon a number of factors including regional salary surveys, peer group results, industry guidelines, and regional economic conditions. See “Role of Market Data/External Comparisons” on page 13.

Annual Cash Bonus

The cash bonus rewards named executive officers for individual and Company performance during the course of the year. For 2011, there were no specific individual or aggregate limits. Bonuses are generally determined and paid after the end of the fiscal year on which they are based. In making its determinations regarding annual bonuses for 2011, the Compensation Committee considered individual and company performance but did not predetermine the applicable considerations, or quantify the weight given to any specific element, or otherwise follow a formulaic calculation. Rather, the Compensation Committee engaged in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria. With respect to 2011, Mr. Bluver and Ms. Hamilton received contractual bonuses as an inducement to their employment. Mr. Filipo was the only named executive officer who received a bonus with respect to 2011 based on performance. See “SUMMARY COMPENSATION TABLE” on page 20.

For 2011 and 2012, the Compensation Committee approved certain minimum bonuses for select new hires at the Company. It was determined that these minimum bonuses were required to induce the executives to join our firm. These are one-time contractual arrangements with specific individuals; the Compensation Committee does not anticipate extending these minimum guaranteed bonuses nor does the Compensation Committee intend to provide for guaranteed bonuses to named executive officers on an ongoing basis.

Stock Options

Each year, the Compensation Committee considers grants of stock options for named executive officers. These stock options are intended to align the interests of the individuals receiving grants with the interests of the Company’s shareholders. Stock options provide for financial gain derived from the potential appreciation in stock price from the option grant date until the option exercise date. The Company favors stock options over other forms of equity awards because award recipients achieve value only if the value of the Company’s stock increases after the option grant date. Further, stock options are a long-term performance instrument which effectively balances our total compensation program, including the balance between fixed and variable compensation, as well as the balance of short- and long-term incentives. Our historical practice was to grant stock options that vested one year after the date of the grant. However, more recent stock option grants contain longer vesting schedules, up to 5 years.

For specific grants to named executive officers, the Compensation Committee considers a variety of factors, including:

•	individual performance and future potential of the executive.

•	the overall size of the equity grant pool.

•	award value relative to other Company executives.

•	the value of previous grants and amount of outstanding unvested equity awards.

•	the recommendations of the Chief Executive Officer, other than in connection with grants to the Chief Executive Officer.

In the past, the Company has granted stock options on an annual fixed schedule during January of each year and with an exercise price equal to the closing price of our common stock on the day of the regular meeting at which the Compensation Committee approves the grant. The meeting at which the Compensation Committee makes these awards is generally scheduled several months in advance and is generally timed to occur after the public disclosure of the Company’s prior year financial statements. In addition to our annual granting practices, the Compensation Committee also approved grants, as appropriate, for new hires and other special circumstances. Mr. Bluver was the only executive who was granted stock options in connection with the commencement of his employment in 2011. This grant was executed on the date of hire with a grant price equal to the closing price of common stock on that day. See “Grants of Plan Based Awards” on page 21.

Retirement Benefits

The defined benefit pension plan helps to retain the named executive officers by rewarding tenure of service with the Company by providing a source of income upon retirement. For a description of the defined benefit pension plan and a quantification of the benefits accrued by the named executive officers, please see the section titled “Compensation Pursuant To Pension and Retirement Plans” on page 22.

The defined contribution plan provides the named executive officers with the opportunity to further augment income in retirement. It is offered in the form of a 401(k) plan on the same terms as are available to all employees of the Company that have at least one year of service, and who worked at least 1,000 hours annually. Those terms include contributions up to legal limits established by the Internal Revenue Service. Contributions may be matched at fifty percent up to six percent of salary and cash bonus.

The Company also provides executives with the opportunity to defer income, including base salary, annual bonuses, and in the case of the Chief Executive Officer who is a member of our Board of Directors, directors’ fees. Because these funds represent income already earned, there is no vesting period. Deferrals are not matched. The executive becomes a general creditor of the subsidiary bank, and the deferral accrues interest at a rate tied to the prime interest rate as published in the Wall Street Journal, currently prime minus one percent.

Executive Perquisites

Executive perquisites are not a significant component of the Company’s executive compensation program; the Company limits the use of perquisites among eligible executives. Named executive officers are generally eligible for personal use of Company automobiles and life insurance coverage on the same terms as are available to all employees; however, none of the named executive officers received perquisites and personal benefits from the Company in excess of $10,000 during 2011.

Severance

Each of our named executive officers, other than Ms. Hamilton, is eligible to participate in the Bank’s Severance Policy, which provides that, upon certain qualifying terminations of employment, the named executive officer is eligible to receive a lump sum severance payment equal to his or her weekly base salary multiplied by the number of full or partial years of service with the Company or the Bank, as applicable, up to a maximum of fifty-two weeks of base salary (with such severance payment subject to the execution and non-revocation of a release of claims).

Ms. Hamilton entered into a severance arrangement with the Company that provides that during the one-year period following her commencement of employment with the Bank, she is eligible to receive severance in a lump sum payment upon a termination without “cause” (other than for disability) equal to the product of (i) the sum of her annual base salary and (ii) a fraction, the numerator of which shall be the number of full months remaining in the one-year period following her commencement of employment with the Bank as of her date of the termination of her employment, and the denominator of which shall be 12; and she will be paid her guaranteed first year bonus (to the extent not previously paid). Ms. Hamilton’s right to a severance payment is subject to her execution and non-revocation of a release of claims.

For a quantification of these severance benefits, please see the section titled “2011 Potential Payments Upon Termination of Employment or Change of Control.”

Change of Control Employment Agreements

Pursuant to Change of Control Employment Agreements, each of the named executive officers is entitled to receive severance payments and other benefits in the event of a qualifying termination of the executive’s employment following a change of control of the Company. These arrangements are customary in our industry and are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less uncertain absent these arrangements. In addition, the Company believes that these arrangements provide an incentive for the Company’s named executive officers to continue to help successfully execute a transaction involving a change of control of the Company from its early stages until closing and thereafter. For a description and quantification of these change-of-control benefits, please see the section titled “2011 Potential Payments Upon Termination of Employment or Change of Control” on page 24.

2011 Decisions

In 2011, the Company made the following executive compensation decisions for its named executive officers. These decisions were made taking into account the Company’s compensation philosophy, underlying compensation objectives, established programs, and benchmarking information where appropriate.

Compensation Decisions Regarding Howard C. Bluver; Director, President and Chief Executive Officer

On December 30, 2011, we extended an employment letter to Mr. Bluver establishing the compensation that Suffolk Bancorp will pay him for his services as President and Chief Executive Officer. The key elements of the employment letter are:

•	an annual base salary of $360,000;

•	an initial bonus of $200,000, subject to Mr. Bluver’s continued employment through March, 2012;

•	an annual short-term incentive award opportunity as determined by the Compensation Committee of the Board;

•

a grant of stock options to acquire 50,000 shares of Company common stock with a per share exercise price equal to the closing price of a share of Suffolk Bancorp common stock on the date of grant, vesting in three equal annual installments on each of the third, fourth and fifth anniversaries of the grant date subject to his continued employment; and

•	an annual long-term incentive award opportunity as determined by the Compensation Committee of the Board.

In addition to the employment letter, Mr. Bluver entered into a Change of Control Employment Agreement that provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to three times the sum of his base salary and target annual bonus, as well as three years of continued medical and dental benefits in the event that Mr. Bluver’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control.

The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to Mr. Bluver in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for Mr. Bluver.

Compensation Decisions Regarding Stacey L. Moran; Former Executive Vice President, Chief Financial Officer

On June 13, 2011, Stacey L. Moran resigned from her position as Executive Vice President and Chief Financial Officer of the Company, and of the Bank. Her final day of employment with the Company and the Bank was June 24, 2011.

During 2011, Mrs. Moran was provided a 2.8 percent increase to her salary, from $179,200 to $184,220, a cash bonus of $15,000 for 2011 performance, and received no stock option grants in 2011.

Compensation Decisions Regarding Frank D. Filipo; Executive Vice President, Operating Officer

Early in 2011, Mr. Filipo was provided a 2.7 percent merit increase to his annual base salary, from $185,550 to $190,560. His annual base salary was subsequently increased again to $239,597 commensurate with his promotion from Executive Vice President, Retail Banking to Executive Vice President, Operating Officer and a subsequent market analysis which found that his compensation was 16 percent below the competitive market range. Mr. Filipo also received a $40,000 cash bonus for 2011, which represented 17 percent of his year end base salary level. This bonus was reflective of the results in our retail banking segment, as well as the tremendous contributions he made to our Company during the 2011 management transitions. Mr. Filipo did not receive any stock option grants in 2011.

Compensation Decisions Regarding Karen A. Hamilton; Executive Vice President, Chief Lending Officer

On May 2, 2011, we extended an offer letter to Ms. Hamilton establishing the compensation that Suffolk Bancorp will pay her for her services. The key compensation elements of the offer letter are an annual base salary of $225,000, and an initial bonus of $85,000, payable in March of 2012.

We also entered into a Change of Control Employment Agreement with Ms. Hamilton that is substantially similar to the form of Change of Control Employment Agreement entered into with Mr. Bluver.

We also entered into a Severance Agreement with Ms. Hamilton regarding the severance payable to her in the event Suffolk County National Bank (the “Bank”) terminates her employment under the circumstances described below during the period commencing on the date of her employment as Executive Vice President and Chief Lending Officer, which was May 16, 2011, and ending on the one year anniversary thereof (the “Protected Period”). In the event of a termination of her employment by the Bank without “cause” (and other than due to her disability) during the Protected Period, she will be entitled to a lump sum payment composed of two parts, the first of which is equal to the product of (i) the sum of her annual salary (as set forth in the letter from the Bank to Ms. Hamilton dated May 2, 2011), and (ii) a fraction, the numerator of which shall be the number of full months remaining in the Protected Period as of her date of termination, and the denominator of which shall be 12 (the “Severance Payment”); and the second of which is equal to her guaranteed first year bonus (also as detailed in the letter of May 2, 2011), to the extent not previously paid. Her right to the Severance Payment will be contingent upon her execution and non-revocation of a release of claims and the Severance Payment will be paid to her in cash within ten days of the date on which a timely delivered Release becomes irrevocable.

Compensation Decisions Regarding J. Gordon Huszagh; Former Director, President and Chief Executive Officer and Acting Principal Chief Financial Officer

On December 30, 2011, the Company announced that Mr. Huszagh would be stepping down from his position as President and Chief Executive Officer of the Company and of Suffolk County National Bank and as a member of both the Board of Suffolk Bancorp and the Board of Directors of Suffolk County National Bank. In connection with his departure, Mr. Huszagh entered into a separation agreement with the Company that, in exchange for a release of claims against the Company and its affiliates, provided for Mr. Huszagh to receive a severance payment pursuant to the terms of the Bank’s Severance Policy equal to one week’s pay per full and partial year of service. This resulted in a severance amount of $190,102.

During 2011, Mr. Huszagh was provided a 1.8 percent increase to his salary, from $334,750 to $340,776. He did not receive any bonus with respect to 2011 performance and received no stock option grants in 2011.

Executive Incentive Plan

As it relates to the 2012 Executive Incentive Plan the Company engaged Pearl Meyer & Partners in late 2011 to develop a more structured incentive program for the named executive officers. This program is intended to achieve the following objectives:

•	reward performance that supports the Bank’s short-term and long-term performance results;

•	attract, retain, and motivate executives with a long-term business perspective;

•	encourage a strategic perspective and team orientation; and

•	balance performance goals and incentives with appropriate risk management objectives.

Given the targeted objectives of the plan, we implemented a balanced scorecard approach to evaluating incentive compensation for the year. Each individual has specific measures and goals tied to a combination of overall company performance (pre-tax net income for 2012) and performance specific to the individual. Payouts can range from zero in the case where the minimum performance goal(s) was not met, up to 150 percent of the target amount for each individual, should stretch performance be achieved across all measures.

Other Programs, Policies, and Considerations

Stock Ownership

National banking law requires directors to own 200 shares of stock of either the Bank, or if it is a subsidiary of a holding company, of that company. The Company does not have a formal requirement for directors and executive officers to own shares in excess of that number, but strongly encourages directors to make a substantial investment in the Company’s stock, and seeks to facilitate that investment through a Director Stock Purchase plan wherein directors may elect to have their fees invested in common stock of the Company, purchased in market transactions and without discount, on the day that the fees are paid. All employees are also eligible to have any portion of their income, net of deductions, invested in common stock of the Company on the same terms. There is no Company match or premium contribution.

Claw-back Policies

The Company has provisions in its incentive plans with respect to the adjustment or recovery of awards or payments if the relative performance measures upon which they are based are restated or otherwise adjusted in a manner that would have reduced the size of an award or payment. These were adopted with respect to 2012 and 2011 in connection with all incentive plans adopted by the Compensation Committee. The Company will comply with any statutory claw-back requirements, including requirements under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). As of the date of this proxy statement, the SEC has not adopted final rules implementing the claw-back provisions under Dodd-Frank.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting the Company’s compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m).

Accounting Considerations

Our stock-based compensation awards are accounted for under US Generally Accepted Accounting Principles (“GAAP”). GAAP rules require us to calculate the grant date “fair value” of our equity awards using a variety of assumptions. This calculation is reported in the compensation tables that follow, even though our Named Executive Officers may never realize any value from these awards. GAAP rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option award.

Securities Trading Policy

The Company has a securities trading policy whereby executives, directors, etc. are not allowed to engage in transactions in which they may profit from short-term speculative swings in the value of Suffolk’s securities. This policy applies to all of Suffolk Bancorp’s directors, officers and employees, including officers and employees of subsidiaries and other affiliates and if a director, officer or employee has or may have material non-public information relating to Suffolk Bancorp, it is our policy that neither that person nor any related person may buy or sell stock or other securities or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our competitors, customers or suppliers, obtained in the course of employment with or by serving as a director of Suffolk Bancorp.

Enforcement mechanisms include mandatory trading windows and the preclearance of the transactions of directors and specified employees by senior corporate officers to ensure that trading is not based on non-public information.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by: James E. Danowski, Chairperson of the Committee; Edgar F. Goodale; and Susan V.B. O’Shea.

Risk Assessment

The Compensation Committee has taken steps in the design of the Company’s compensation programs, including those programs covering our named executive officers, to mitigate the potential of inappropriate risk taking by the Company’s employees. The following represent certain factors that mitigate inappropriate risk taking in our compensation programs:

•	Our compensation program for executives includes a balance of fixed and variable, short- and long-term compensation.

•	The Company offers both debt (non-qualified deferred compensation) and equity (stock options) compensation for executives.

•	The Company has a defensible peer group which it uses as a reference to making compensation decisions.

•	Written annual plan documents are distributed to all incentive plan participants.

•	Incentive plans contain a claw-back provision for restatement of earnings, fraud or misconduct.

•	Incentive payouts are made after the year-end process is completed.

•	The Board has oversight of incentive plans via the Compensation Committee and, where appropriate, the full Board.

•	The incentive bonus plans are subject to annual financial and Sarbanes-Oxley audits.

•	Incentive bonus calculations are made under dual control, and approved by the President and CEO.

•	The Compensation Committee approves all stock option grants to our employees.

Based on the above, the Company has concluded that its compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole, and that, consequently, our compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

The following table sets forth compensation to the named officers for the years ended December 31, 2011, 2010 and 2009:

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards (1) ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($) (h)	All Other Compensation (3)(4)(5)(6) ($) (i)	Total ($) (j)
Howard C. Bluver	2011	—	200,000	n/a	297,500	n/a	—	—	497,500
President &
Chief Executive Officer

Frank D. Filipo	2011	214,364	40,000	n/a	—	n/a	102,977	14,743	372,084
Executive Vice President,	2010	185,216	—	n/a	—	n/a	66,164	13,763	265,142
Operating Officer	2009	180,765	32,750	n/a	18,480	n/a	46,781	14,739	293,515

Karen A. Hamilton	2011	134,135	85,000	n/a	—	n/a	—	4,492	223,627
Executive Vice President &
Chief Lending Officer

J. Gordon Huszagh	2011	340,312	—	n/a	—	n/a	253,077	51,215	644,604
Former President &	2010	334,000	—	n/a	—	n/a	149,303	49,762	533,064
Chief Executive Officer	2009	328,920	70,000	n/a	27,720	n/a	87,798	46,014	560,453

Stacey L. Moran	2011	97,020	15,000	n/a	—	n/a	23,317	2,092	137,429
Former Executive Vice	2010	178,877	—	n/a	—	n/a	18,212	5,340	202,429
President & Chief	2009	156,945	35,000	n/a	—	n/a	7,320	5,259	204,524
Financial Officer

(1)

The amounts included in this column reflect the grant date fair value of stock option awards granted to our named executive officers in 2011. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 8 to the consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2011 for an explanation of the assumptions made in valuing these awards.

(2)	Includes above-market or preferential earnings on non-qualified deferred compensation as follows:

J. Gordon Huszagh	$2,460	(duties as Chief Executive Officer ended 12/30/11)

(3)	Includes company matching contributions to 401(k) plan.

(4)	Includes life insurance premiums and personal use of automobiles owned by the Company.

(5)	All Other Compensation for J. Gordon Huszagh includes retainer of $39,000 for services as a Director of Suffolk County National Bank.

(6)	The total of perquisites and personal benefits did not exceed $10,000 for any of the named executive officers.

Grants of Plan-Based Awards

At the annual meeting of shareholders on April 14, 2009, shareholders approved the 2009 Stock Incentive Plan, a successor to the previous 1999 Stock Option Plan. The Company may grant incentive stock options, non-qualified stock options, and stock appreciation rights under the 2009 Stock Incentive Plan.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks	All Other Option Awards: Number of Securities Under- lying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	or Units (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Awards ($) (l)
Howard C. Bluver (1)	12/30/11	n/a	n/a	n/a	n/a	n/a	n/a	20,000	—	10.79	$119,000
Frank D. Filipo	—	n/a	n/a	n/a	n/a	n/a	n/a	n/a	—	—	$—
Karen A. Hamilton	—	n/a	n/a	n/a	n/a	n/a	n/a	n/a	—	—	$—
J. Gordon Huszagh	—	n/a	n/a	n/a	n/a	n/a	n/a	n/a	—	—	$—
Stacey L. Moran	—	n/a	n/a	n/a	n/a	n/a	n/a	n/a	—	—	$—

(1)

An additional grant with the same material terms as an inducement to employment was made outside the 2009 Stock Incentive Plan in the amount of 30,000 options, having a grant date fair value of $178,500.

Under the 2009 Stock Incentive Plan, the Compensation Committee determines the optionee, the number of shares covered by an option, and the per share exercise price of an option, which must equal the fair market value of a share of Common Stock on the grant date. Options may not have a term greater than ten years. The option exercise price may be paid either in cash or by delivery of shares of the Company’s Common Stock, valued at the market price on the date of exercise. Copies of the Plans are available upon shareholder request. Suffolk’s historical practice was to grant stock options that vested one year after the date of the grant. However, more recent stock option grants contain longer vesting schedules, up to 5 years.

The following table details outstanding equity awards to named executive officers at fiscal year-end December 31, 2011:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable (b)	Unexercisable (c)	(#) (d)	($) (e)	Date (f)	(#) (g)	($) (h)	(#) (i)	(#) (j)
Howard C. Bluver	—	50,000	n/a	10.79	12/30/2021	n/a	n/a	n/a	n/a
Frank D. Filipo	1,000	—	n/a	31.83	2/24/2013	n/a	n/a	n/a	n/a
	2,500	—	n/a	34.39	1/28/2014	n/a	n/a	n/a	n/a
	3,000	—	n/a	31.25	1/19/2015	n/a	n/a	n/a	n/a
	3,000	—	n/a	34.95	1/23/2016	n/a	n/a	n/a	n/a
	3,000	—	n/a	32.90	1/29/2017	n/a	n/a	n/a	n/a
	2,000	—	n/a	31.18	1/28/2018	n/a	n/a	n/a	n/a
	2,000	—	n/a	28.30	1/20/2019	n/a	n/a	n/a	n/a
J. Gordon Huszagh	2,500	—	n/a	31.83	2/24/2013	n/a	n/a	n/a	n/a
	2,500	—	n/a	34.39	1/28/2014	n/a	n/a	n/a	n/a
	5,000	—	n/a	31.25	1/19/2015	n/a	n/a	n/a	n/a
	5,000	—	n/a	34.95	1/23/2016	n/a	n/a	n/a	n/a
	5,000	—	n/a	32.90	1/29/2017	n/a	n/a	n/a	n/a
	3,000	—	n/a	31.18	1/28/2018	n/a	n/a	n/a	n/a
	3,000	—	n/a	28.30	1/20/2019	n/a	n/a	n/a	n/a

The following table details option exercises and stock vested during the fiscal year ended December 31, 2011:

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name (a)	Acquired on Exercise (#) (b)	Exercise ($) (c)	Acquired on Vesting (#) (d)	Vesting ($) (e)
Howard C. Bluver	—	—	n/a	n/a
Frank D. Filipo	—	—	n/a	n/a
Karen A. Hamilton	—	—	n/a	n/a
J. Gordon Huszagh	5,000	47,000	n/a	n/a
Stacey L. Moran	—	—	n/a	n/a

Compensation Pursuant To Pension and Retirement Plans

The Bank participates in a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment. Compensation used to determine benefits is all compensation as reported on form W-2. A participant’s normal retirement benefit is an annual pension benefit commencing on his normal retirement date payable in the normal benefit form in an amount equal to: (1) 1.75 percent of his average annual compensation, multiplied by creditable service up to 35 years; plus (2) 1.25 percent of his average annual compensation, multiplied by creditable service in excess of 35 years up to 5 years; minus (3) 0.49 percent of his final average compensation (up to covered compensation) multiplied by creditable service up to 35 years. The normal benefit form is payable as a single life pension with 60 payments guaranteed. An employee will become a participant in the

Plan on the 1st of the month which coincides with or next follows the completion of 12 months of eligible service and attainment of age 21. There are a number of optional forms of benefit available to the participants, all of which are adjusted actuarially. Participants are eligible for early retirement under the Plan upon obtaining age 55. Early retirement benefits are determined by reducing the basic benefit by 3 percent per annum and reducing the offset benefit by 6 percent per annum. Mr. Filipo and Mr. Huszagh are eligible for early retirement under the Plan. The following table details pension benefits earned as of December 31, 2011:

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)
Howard C. Bluver	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	0.0	—	—

Frank D. Filipo	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	10.3	398,105	—

Karen A. Hamilton	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	0.0	—	—

J. Gordon Huszagh (2)	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	27.9	1,043,926	—

Stacey L. Moran	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	4.8	52,879	—

(1)	The Present Value of Accumulated Benefits, column (d), was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2011.

(2)	J. Gordon Huszagh ceased providing services as an officer on December 30, 2011.

Deferred Compensation Plan

The Company provides directors and executives the opportunity to defer income, including directors’ fees, executive bonuses, and executive compensation. Because these funds represent income already earned, there is no vesting period. Deferrals are not matched. The director or executive becomes a general creditor of the subsidiary bank, and the deferral accrues interest at a rate tied to the prime interest rate as published in the Wall Street Journal, currently prime minus one percent. There are no non-qualified defined-contribution plans (e.g., an excess plan) at the Company in which named executive officers participate.

The following table details non-qualified deferred compensation during the fiscal year ended December 31, 2011:

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Howard C. Bluver	—	—	—	—	—
Frank D. Filipo	—	—	—	—	—
Karen A. Hamilton	—	—	—	—	—
J. Gordon Huszagh	34,031	—	13,929	—	457,147
Stacey L. Moran	2,911	—	172	—	8,510

2011 Potential Payments upon Termination of Employment or Change of Control

Termination of Employment without “Cause” or for “Good Reason” in Connection with a “Change of Control”

As of December 31, 2011, the Company had entered into agreements with each of Ms. Hamilton and Messrs. Bluver and Filipo. These agreements generally provide for certain benefits in the event that the Company terminates the executive’s employment without cause or if the executive terminates employment for good reason, in each case within three years of a “change of control” of the Company.

Mr. Bluver and Ms. Hamilton are party to a Change of Control Employment Agreement that provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to three times the sum of his or her base salary and target annual bonus, as well as three years of continued medical and dental benefits in the event that the executive’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control. The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to the executive in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for the executive.

As of December 31, 2011, Mr. Filipo was party to a Change of Control Employment Agreement, which expired in April 2012. His Change of Control Employment Agreement provided that, after a qualifying termination of employment following a change of control, an employee is entitled, for up to 36 months, to:

•

a monthly payment in the amount of his or her monthly rate of salary plus one-twelfth of the greater of the most recent annual bonus paid to the employee prior to the termination or the most recent annual bonus paid to the employee prior to the change of control; and

•	medical and dental insurance coverage and life insurance benefits.

The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to the executive in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for the executive.

In the event of a change of control of the Company, all outstanding, unvested stock options immediately vest and become exercisable pursuant to the terms of the Company’s equity compensation plans.

Termination of Employment Without “Cause”

Each of our named executive officers, other than Ms. Hamilton, is eligible to participate in the Bank’s Severance Policy, which provides that, upon certain qualifying terminations of employment, the named executive officer is eligible to receive a lump sum severance payment equal to his or her weekly base salary multiplied by the number of full or partial years of service with the Company or the Bank, as applicable, up to a maximum of fifty-two weeks of base salary (subject to the execution and non-revocation of a release of claims).

In addition, Mr. Bluver’s unvested stock options vest on a termination without “cause” or his resignation with “good reason” (as such terms are defined in his Change of Control Employment Agreement).

Ms. Hamilton entered into a severance arrangement with the Company that provides that during the one-year period following her commencement of employment with the Bank, she is eligible to receive severance in a lump sum payment upon a termination without “cause” (other than for disability) equal to the product of (i) the sum of her annual base salary and (ii) a fraction, the numerator of which shall be the number of full months remaining in the one year period following her commencement of employment with the Bank as of her date of the termination of her employment, and the denominator of which shall be 12; and she will also receive a payment equal her guaranteed first year bonus (to the extent not previously paid). Ms. Hamilton’s right to a severance payment is subject to her execution and non-revocation of a release of claims.

Employment Agreements in the Event of a “Change in Control”

As of December 31, 2011, the Company had entered into agreements with each of Messrs. Bluver, Filipo, and Ms. Hamilton. These agreements provide for certain benefits in the event the Company terminates the executive’s employment without cause or if the executive terminates employment for good reason, in each case within three years of a “change in control” of the Company.

For the purposes of these agreements, the Company generally defines change in control as follows:

1)	The acquisition by any individual, entity or group of beneficial ownership of 20 percent or more of outstanding shares of common stock of the Company (Note: Mr. Filipo’s agreement specifies 25 percent);

2)	Individuals who constitute the Board cease for any reason to constitute at least a majority of the Board;

3)	Consummation of a reorganization, merger or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company; or

4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

If a qualifying termination of employment following a change in control were to occur, an employee would be generally entitled to:

•	Cash Severance

•	Pro-rata Bonus

•	Benefits Continuation

•	Equity Acceleration

With respect to the agreement with Mr. Filipo, these payments and benefits would be reduced by the amount of salary and benefits the employee receives from other employment during the benefit period. The agreements do not provide for tax “gross-ups.” If the employee were subject to the golden parachute excise tax under Internal Revenue Code Section 280G, payments and benefits payable under the agreement will be reduced to the extent necessary such that no excise tax under Code Section 280G will be payable.

Following is a summary of the maximum possible benefit to the three named executive officers, assuming a termination of employment on December 31, 2011, immediately following a change in control of the Company:

POTENTIAL COST OF CHANGE-OF-CONTROL AGREEMENTS - Named Executive Officers

Name	Cash Severance Value (1) ($)	Pro-rata Bonus (2) ($)	Benefits Continuation (3) ($)	Equity Acceleration (4) ($)	280G Scaleback (5) (#)	Maximum Possible Benefit under Contract ($)
Howard C. Bluver	$1,680,000	$200,000	$—	$—	$(800,001)	$1,079,999
Frank D. Filipo	838,791	—	43,199	—	(239,195)	642,795
Karen A. Hamilton	930,000	85,000	51,002	—	(384,895)	681,107

(1)

Multiple of base salary and target / guaranteed bonus, payable in a lump sum; for Mr. Filipo, the value reflects a multiple of base salary and the most recent annual bonus, paid monthly over 3 years; for the purposes of this disclosure, Mr. Filipo’s payments are assumed to be paid in a lump sum. In addition, Mr. Filipo’s most recent annual bonus is assumed to be $40,000.

(2)	Pro-rated target / guaranteed bonus for 2011; reflects a full year.

(3)	Reflects the annual cost to the Company for 3 years of continued medical and dental benefits; for Mr. Filipo, this values also includes life insurance.

(4)

In the event of a change in control of the Company, all outstanding, unvested stock options immediately vest and become exercisable under the terms of the Company’s equity compensation plans; Mr. Bluver would receive an additional year to exercise outstanding stock options upon termination due to a change in control; however, for purposes of the calculation, we assume a cash out of all outstanding stock options at the time of the termination.

(5)	The highest marginal tax rate (8.97%) was used when calculating the potential 280G impact.

Employment Agreements Not in Relation to a “Change in Control”

Ms. Hamilton is the only Named Executive Officer party to a severance agreement that would provide for payments in the event the Company terminates her employment without cause. If the Company terminates her employment, within the one-year period beginning May 16, 2011, Ms. Hamilton would be entitled to the following benefits, payable in one lump sum:

•	A value equal to the base salary payments she would have received had she remained employed through the one-year period.

•	An amount equal to her guaranteed, first year bonus.

The total amount of these payments, at December 31, 2011, was valued at approximately $170,000.

Directors’ Compensation

Director Fees and Retainers

Prior to May 1, 2011, our directors received the following fees and retainers:

•

Annual retainer of $39,000 for all directors, to include attendance at 12 regular meetings of the Board, 1 organizational meeting of the Board, the annual meeting of shareholders, and all other committee meetings as assigned, and any special meetings that the Board deems necessary.

•	Additional retainer of $4,000 per annum for service on the Audit Committee to reflect the additional work, responsibility, and liability.

•	A further retainer of $6,000 per annum for the Chairman of the Audit Committee to reflect the still greater responsibility and work of that position.

As of May 1, 2011, our directors received the following fees and retainers:

•

Annual retainer of $39,000 for all directors (other than Mr. Gaviola), to include attendance at 12 regular meetings of the Board, one organizational meeting of the Board, the annual meeting of shareholders, and all other committee meetings as assigned, and any special meetings that the Board deems necessary.

•	A retainer of $4,000 per annum for service on the Audit Committee to reflect the additional work, responsibility, and liability.

•	A retainer of $6,000 per annum for the Chairman of the Audit Committee to reflect the still greater responsibility and work of that position.

•

An initial lump sum stipend of $12,000 (payable on or about April 25, 2011), plus a monthly retainer of $1,000, in each case for weekly service on the Loan Committee to reflect the additional time commitment required.

•

An initial lump sum stipend of $10,000 (payable on or about April 25, 2011), plus a monthly retainer of $1,000, in each case for service on the Compliance Committee to reflect the additional time commitment required.

Mr. Gaviola is entitled to an annual retainer of $100,000, payable monthly, in recognition of his appointment as Vice-Chairman and his increased responsibilities and time commitment as a result of such appointment.

All retainers would be recovered from any director who attended less than 75 percent of the meetings to which he or she had been assigned.

Deferred Compensation

The Company maintains a Directors’ Deferred Compensation Plan, under which a director may defer receipt of his fees as a director of the Bank until retirement or age 72, termination of service, or death. During the deferral period, amounts deferred earn interest at 1 percent less than the prime rate.

Director Stock Purchase Plan

The Company seeks to help directors to make a substantial investment in the Company’s stock through a Director Stock Purchase plan wherein directors may elect to have their fees invested in common stock of the Company, purchased in market transactions and without discount, on the day that the fees are paid. Three directors participated in the plan during 2011, investing a total of $120,233 in 10,141 shares. These investments were made directly from the directors’ cash fees after taxes without deferral of income for purposes of taxes, and represent an investment of personal funds by these directors.

The following table details compensation paid to directors during the year ending December 31, 2011:

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)(3) ($) (f)	All Other Compensation (4)(5)(6) ($) (g)	Total ($) (j)
Howard C. Bluver (5)	—	n/a	n/a	n/a	—	—	—
James E. Danowski	43,000	n/a	n/a	n/a	—	45	43,045
Joseph A. Gaviola (6)	105,733	n/a	n/a	n/a	—	45	105,778
Edgar F. Goodale (8)	57,000	n/a	n/a	n/a	21,278	45	78,323
J. Gordon Huszagh (5)	(1)
David A. Kandell (8)	67,000	n/a	n/a	n/a	—	45	67,045
Thomas S. Kohlmann (7)	59,000	n/a	n/a	n/a	6,876	45	65,921
Terence X. Meyer (7)(8)	77,000	n/a	n/a	n/a	—	45	77,045
Susan V. B. O’Shea	39,000	n/a	n/a	n/a	—	45	39,045
John D. Stark, Jr. (7)	60,333	n/a	n/a	n/a	—	45	60,378

(1)

Directors’ fees and other compensation paid to J. Gordon Huszagh for service as a director, who served as Chief Executive Officer during 2011, are included as “All Other Compensation” in the SUMMARY COMPENSATION TABLE under Item 8.

(2)	Includes above-market or preferential earnings on deferred compensation.

(3)	No director who is not also an employee standing for election or continuing in office participates in a pension plan provided for or affiliated with the Company.

(4)	Includes life insurance of $25,000 per director at a premium of $45.00 per annum.

(5)	J. Gordon Huszagh resigned as director and Howard C. Bluver was appointed as director on December 30, 2011.

(6)	Joseph A. Gaviola was appointed Vice Chairman and was assigned to oversee management on-site for a stipend of $100,000 per annum in lieu of other fees.

(7)	Thomas S. Kohlmann, Terence X. Meyer, and John D. Stark were assigned weekly duties with respect to attendance at Loan Committee meetings for an additional stipend of $1,000 per month.

(8)	Edgar Goodale, David A. Kandell, and Terence X. Meyer were assigned additional duties with respect to attendance at Compliance Committee meetings for an additional stipend of $1,000 per month.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 2 on Proxy Card)

We describe this item as an advisory vote on executive compensation, but it is more commonly known as a “say-on-pay.” We are providing this vote under the federal securities laws (Section 14A of the Exchange Act).

Under this item, our shareholders will have an opportunity to approve, on an advisory basis, the compensation of our Chief Executive Officer and the other named executive officers named in the Summary Compensation Table of this proxy statement on page 20. The Summary Compensation Table provides a snapshot of the compensation paid or granted to our named executive officers in 2011.

What does it mean to have a “say-on-pay” advisory vote?

This item is an advisory vote, which means that it will not bind Suffolk Bancorp or our Board. We will disclose how many shareholders voted “For” the resolution, how many voted “Against” and how many abstained from voting. At the Annual Meeting of Shareholders of the Company held on April 12, 2011, as recommended by the Company’s Board of Directors, the Company’s shareholders approved, on an advisory basis, that the Company’s future advisory “say-on-pay” votes should be held once every year. Consistent with its recommendation and the shareholder vote, the Company’s Board of Directors has determined that it will hold an advisory vote on executive compensation once every year, until the next shareholder vote on say-on-pay frequency.

We cannot predict what actions the Company’s Board of Directors will take, if any, in response to this vote. We believe that the complex interplay between performance, risk management, succession planning, and compensation should not require material changes based solely on the results of an “up or down” vote.

Due to its broad nature, the outcome of a “say-on-pay” vote does not convey nuanced information about the shareholders’ views about the compensation of individual executives, the different elements of our compensation program, or the choices our Compensation Committee makes during a year. This does not mean that a “say-on-pay” vote is without value, however.

We believe that open lines of communication among the Company’s Board of Directors, executive management, and our shareholders serve as the foundation for good corporate governance and responsible stewardship. We welcome opportunities to reach an increasingly diverse shareholder base. This vote may assist us in our ongoing engagement and outreach efforts, as we continue to serve our core constituencies of shareholders, customers, employees, and communities.

Where can I find more information on executive compensation at Suffolk Bancorp?

The Company’s executive compensation program and the compensation awarded under that program are described in the Compensation Discussion and Analysis (CD&A) section, the Compensation Tables, and the related disclosure contained in this proxy statement. Please see pages 10 through 27. The Board of Directors believes that the compensation arrangements for its named executive officers are fair and balanced.

The Board of Directors recommends a vote FOR the following advisory resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Item 9.	Independent Public Accountants

RATIFICATION OF INDEPENDENT AUDITORS (Item 3 on Proxy Card)

The Audit Committee recommended, and the Board of Directors has selected, BDO USA, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2012, and recommends that shareholders vote for ratification of the appointment. BDO USA, LLP has audited the Company’s financial statements since 2011. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board feels that the change would be in the best interests of the Company and its shareholders. In the event shareholders vote against ratification, the Board will reconsider its selection.

Representatives of BDO USA, LLP are expected to be present at the annual meeting of the shareholders. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

It is the policy of the Audit Committee that all non-audit services be approved by the Committee prior to engagement, and all such services were so approved. The following aggregate fees were billed by the accountants during 2011 and 2010:

AUDIT FEES

	2011	2010
Audit fees - Grant Thornton, LLP (1)	$2,380,440	$302,705
Audit fees billed - BDO USA, LLP	225,000	—
Audit-related fees - Grant Thornton, LLP (2)	37,260	24,840
Tax fees	—	—
All other fees	—	9,440

	$2,642,700	$336,985

(1)

Consists of fees for professional services rendered for the audit of Suffolk’s annual financial statements and review of interim financial statements, and services that are normally provided by Suffolk’s registered independent public accounting firm in connection with statutory and regulatory filings or engagements, work related to section 404 of SOX, consents and audits of subsidiary companies.

On January 25, 2012, Suffolk filed a Form 8-K reporting that on January 19, 2012, the Audit Committee of the Board of Directors determined not to engage Grant Thornton, LLP as Suffolk’s independent registered public accounting firm for the audit of the Company’s financial statements for the fiscal year ended December 31, 2011, and has engaged BDO USA, LLP as Suffolk’s new independent registered public accounting firm.

(2)	Consists of fees billed for the audit of the Suffolk County National Bank 401(k) Savings and Protection Plan and the Suffolk County National Bank Employees’ Retirement Plan.

The Board of Directors recommends a vote FOR this proposal, which is Item 3 on the proxy card.

Items 10. – 20.

Not applicable.

Item 21.	Voting Procedures

Stockholders representing at least a majority of the shares entitled to vote at the annual meeting must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting.

All proxies that are received by the Board of Directors conferring authority to so vote in the election of directors will be voted FOR the three nominees listed on page 3. Directors shall be elected by a plurality of the votes cast at the meeting. All proxies received will be voted in accordance with their specific instructions. In the event any nominee declines or is unable to serve, the proxies will be voted for a successor nominee designated by the Board of Directors.

The affirmative vote of a majority of the votes cast by stockholders is required for approval of the Board of Directors’ selection of independent auditors for the year ending December 31, 2012. The affirmative vote of a majority of the votes cast by stockholders is required for approval of the Company’s executive compensation. Abstentions and broker ‘non-votes’ are counted as present and entitled to vote for purposes of determining a quorum, but are not treated as votes cast at the meeting. Accordingly, abstentions and broker non-votes will not be counted for purposes of determining the outcome of any of the proposals to be voted on.

Item 22.

Not applicable.

Item 23.	Delivery of Documents to Security Holders Sharing an Address

Only one annual report and proxy statement is delivered to two or more shareholders who share an address unless the Company or its agent has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of these documents to shareholders at a shared address to which a single copy was delivered. To request that separate copies of these documents be delivered, shareholders can contact the Company’s registrar or transfer agent by mail at: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York, New York 11219; or by telephone at 1-800-937-5449; or on the Internet at www.amstock.com. You may also contact the Company’s registrar or transfer agent if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the meeting.

Date: April 20, 2012

By Order of the Board of Directors

DOUGLAS IAN SHAW

Senior Vice President and Corporate Secretary

APPENDIX A

Suffolk Bancorp

Code of Ethics

as reaffirmed on May 23, 2011

The first and most significant element of a financial institution’s relationships with its customers, regulatory agencies, and the communities it serves is trust. In recognition of the importance of that trust, it is the policy of Suffolk Bancorp and its subsidiary, The Suffolk County National Bank, to maintain the highest standard of integrity in the conduct of its business.

This code of ethics should guide directors, officers, and employees of the Company and its subsidiaries in the ethical discharge of their responsibilities, and help them comply with federal bank bribery law (18 U.S.C., Section 215 as amended) and with the policies of the Federal Financial Institutions Examination Council released on April 27, 1987 which include the guidelines of the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the Office of the Comptroller of the Currency.

I.	Each director, officer, and employee of the Company should be familiar with the law which provides in pertinent part:

“Whoever —

A. “corruptly gives, offers, or promises anything of value to any person, with intent to influence or reward an officer, director, employee, agent, or attorney of a financial institution in connection with any business or transaction of such institution; or

B. “as an officer, director, employee, agent, or attorney of a financial institution, corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept anything of value from any person intending to be influenced or rewarded in connection with any business or transaction of such institution;

C. “shall be guilty of an offense.”

II.	Each director, officer, and employee of the bank shall:

A. respect the nature of privileged or confidential information concerning customers or the company’s business.

B. not use information obtained in the conduct of the company’s business for personal or business advantage.

C. be certain that a position held with the company is not used to obtain an unauthorized, illegal or questionable benefit for a customer, supplier or other outside party.

D. not use a position at the company to gain an unauthorized, illegal or questionable benefit for the company or oneself.

E. not accept gifts from customers, suppliers, business associates, or competitors of the company and its subsidiaries having a value of more than $25 or accept cash gifts of any amount, except where the relationship of the director, officer or employee to the donor is primarily and demonstratively personal in nature, and the gift is not intended to influence a business decision in any way.

F. not accept meals or entertainment of a value greater than is customary in the conduct of the business at hand.

G. avoid any conflict or appearance of conflict of interest between professional or fiduciary duties to the company or its customers, and any employment, partnership, investment or directorship in any outside business venture.

H. disclose all things of value received or offered beyond what is authorized in this code and all potential conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates, or competitors of the company to the secretary of the corporation in writing.

I. not trade in stock of the company based on information which is not generally available to the investing public.

III.	When questions arise concerning the ethics of a particular action, the director, officer, or employee should submit it in writing to the Secretary of the corporation. If the Secretary believes that there is a conflict with the code of ethics, it should be referred to the chief executive officer. If, in the opinion of the chief executive officer, it requires further discussion, it should be referred to the board of directors for resolution. Any such discussions should be summarized in written form, including a description of the situation and the determination of the chief executive officer or the board of directors, and filed with the secretary of the corporation.

IV.	All disclosures shall be made to the Secretary of the corporation in writing. It is then the duty of the Secretary of the corporation to review the situation, and make a preliminary determination as to whether the exception to the code is indeed ethical, subject to the review of the chief executive officer, and maintain a contemporaneous written record.

V.	Each director, officer, or employee of the bank should acknowledge that they have read the code of ethics, in writing, when they first become associated with the company, and after each revision or update of the code.

THIS PAGE LEFT BLANK INTENTIONALLY.

ANNUAL MEETING OF SHAREHOLDERS OF

SUFFOLK BANCORP

May 29, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.suffolkbancorp.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided. i

■	20433000000000001000 4	052912

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:					2. To approve the advisory resolution on executive compensation.	☐	☐	☐

NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Howard C. Bluver O Steven M. Cohen O James E. Danowski O Terence X. Meyer	(for a term of two years) (for a term of three years) (for a term of three years) (for a term of three years)		3. To ratify the Board of Directors’ selection of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)				4. Any other business which may be properly brought before the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS QUICKLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY.

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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SUFFOLK BANCORP

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS – MAY 29, 2012 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) STEPHANIE E. EDWARDS and TRACY L. STARK-JAMES as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the matters shown on the reverse side in the manner directed, and upon any other matter which may properly come before the meeting, all the shares of common stock of Suffolk Bancorp held on record by the undersigned on April 16, 2012 at the annual meeting of shareholders to be held at 10:00 A.M. on Tuesday, May 29, 2012 at Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York, or any adjournment thereof. The undersigned hereby revokes any proxy previously given.

(Continued and to be signed on the reverse side)

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